Kenexa Announces Financial Results for Fourth Quarter and Full Year 2011
Closes Acquisition of OutStart

WAYNE, Pa. – February 6, 2012 – Kenexa (NYSE: KNXA), a global provider of business solutions for human resources, today announced operating results for the fourth quarter and for the year, ended December 31, 2011.

For the fourth quarter of 2011, Kenexa reported total GAAP revenue of $78.2 million.  Non-GAAP revenue, which eliminates the GAAP adjustment to deferred revenue resulting from the October 2010 acquisition of Salary.com, Inc., was $79.6 million for the fourth quarter of 2011, an increase of 24% compared to $64.1 million for the fourth quarter of 2010.  Within total non-GAAP revenue, subscription revenue was $56.0 million for the fourth quarter of 2011, an increase of 15% compared with $48.6 million in the fourth quarter of 2010.  Professional services and other revenue was $23.5 million for the fourth quarter of 2011, an increase of 52% compared to $15.5 million for the fourth quarter of 2010.

“Our fourth quarter results were above our expectations and represented a strong finish to a record year for Kenexa.  The company’s market share gains are being driven by our end-to-end business model, which enables HR organizations to serve as a strategic function that drives business value,” said Rudy Karsan, Chief Executive Officer of Kenexa. “Uncertainty regarding the global economy remains at a very high level, however, we have continued to experience solid global demand for our solutions.  As we look ahead, we are cautiously optimistic regarding Kenexa’s outlook for 2012.  We expect our differentiated offering to drive continued market share gains, and we are targeting modest non-GAAP operating margin expansion as we continue to invest in proven growth strategies.”

Karsan added, “Our acquisition of OutStart, announced separately today, provides Kenexa with a next generation e-learning solution.  We believe that Kenexa is the only vendor capable of meeting growing demand for an end-to-end, integrated talent management solution that includes e-learning along with recruiting, performance management, compensation management, proprietary content and services expertise to help implement best practices.”

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of acquired intangibles, the purchase accounting impact to Salary.com’s deferred revenue, acquisition related fees, and a gain related to an asset sale, was $9.9 million for the three months ended December 31, 2011.  This represented a 12.4% non-GAAP operating margin and an increase of 35% compared to non-GAAP income from operations of $7.4 million for the three months ended December 31, 2010.

Non-GAAP net income available to common shareholders, which excludes the items listed above and accretion associated with a variable interest entity and a non-GAAP tax adjustment was $7.5 million for the three months ended December 31, 2011, compared to $5.4 million for the three months ended December 30, 2010.  Non-GAAP net income available to common shareholders was $0.27 per diluted share for the fourth quarter of 2011, above the Company’s guidance of $0.25 to $0.26 and based on 27.9 million weighted average shares outstanding.  Non-GAAP net income available to common shareholders was $0.23 per diluted share for the fourth quarter of 2010, based on 23.7 million weighted average shares outstanding.

Kenexa’s income from operations for the three months ended December 31, 2011, determined in accordance with GAAP, was $2.9 million, compared to a loss from operations of $3.6 million for the same period of 2010. GAAP net income available to common shareholders was approximately $0.6 million, or $0.02 per diluted shares for the three months ended December 31, 2011, compared to net loss of $6.9 million, or ($0.30) per basic and diluted share, in the same period of 2010.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash, cash equivalents and investments of $129.0 million at December 31, 2011, an increase from $124.9 million at the end of the prior quarter.  The Company generated $23.9 million in cash from operations for the fourth quarter, which was partially offset primarily by $11.0 million used for acquisitions and $5.5 million associated with capital expenditures and capitalized investments.

Deferred revenue was $88.8 million at December 31, 2011, an increase of 17% from December 31, 2010.

Other Fourth Quarter and Recent Highlights

•
Today announced and closed the acquisition OutStart, a leading innovator in the learning management industry.  The company delivers a portfolio of inter-related mobile, social and learning knowledge solutions and has been recognized as a visionary in Gartner’s Magic Quadrant for the last 7 years, in addition to winning a wide range of awards for having the top learning portal in the industry.  Using cash on hand, Kenexa paid $38.9 million, subject to working capital and other adjustments described in the Merger Agreement.

•
More than 70 “preferred partner” customers were added during the fourth quarter (defined as customers that spend more than $50,000 annually), an increase from the over 50 preferred partner customer additions in the year ago period.

•
The average annualized revenue from the company’s top 80 customers, or P-cubed metric, was greater than $1.6 million in the fourth quarter of 2011, an increase from the over $1.2 million level in the fourth quarter of 2010.

•
During the fourth quarter, announced the acquisition of Batrus Hollweg (BHI).  BHI’s wealth of research and content regarding talent best practice, as well as their assessment solutions, are recognized as some of the top notch content and solutions in our industry today. The combination of Kenexa and BHI provides the most researched and proven talent solutions content, particularly in the hospitality industry.

•
Announced details of its alliance with LinkedIn, including integrations with LinkedIn to support candidates throughout the job application process and enable recruiters to work faster, smarter and more effectively in managing these candidates. Kenexa is committed to accelerating the benefits of social recruiting for our global clients, and the new tools for LinkedIn are being incorporated into future product releases from Kenexa.

•	Transferred the listing of its common stock to the New York Stock Exchange (“NYSE”) effective November 9, 2011. Kenexa continues to trade under the “KNXA” ticker symbol.

Full Year 2011 Financial Results

For the full year 2011, Kenexa reported total GAAP revenue of $282.9 million, with non-GAAP revenue of $291.1 million, an increase of 46% compared to non-GAAP revenue of $199.4 million for the full year 2010.  Non-GAAP subscription revenue was $212.4 million and professional services revenue was $78.7 million for the full year 2011, compared to $157.8 million and $41.7 million, respectively, in the year ago period.

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of acquired intangibles, expenses related to our acquisitions, a benefit related to a legal settlement,  the deferred revenue write-down related to the Salary.com acquisition, a gain related to an asset sale and non-recurring litigation charges was $29.6 million for the year ended December 31, 2011, representing a 10.2% non-GAAP operating margin and an increase of 68% compared to $17.6 million in the year ended December 31, 2010.  Non-GAAP net income available to common shareholders, which excludes the items listed above and accretion associated with a variable interest entity and a non-GAAP tax adjustment, was $22.2 million, or $0.84 per diluted share, for the year ended December 31, 2011, an increase of 35% compared to $0.62 in the year ago period.

Kenexa’s income from operations for the full year 2011, determined in accordance with GAAP, was $1.9 million, compared with a loss from operations of $0.3 million for 2010. GAAP net loss allocable to common shareholders’ was $7.3 million or loss of ($0.28) per diluted and basic share for the full year 2011, compared to a net loss allocable to common shareholders’ of $5.8 million or a loss of ($0.25) per diluted and basic share for the full year 2010.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Business Outlook

Based on information as of today, February 6, 2012, the Company is issuing financial guidance as follows:

First Quarter 2012*: The Company expects GAAP revenue to be $75.8 million to $76.8 million.  Excluding the GAAP adjustment to deferred revenue, resulting from the Salary.com and OutStart acquisitions, the Company expects non-GAAP revenue to be $78 million to $79 million, and non-GAAP operating income to be $6.1 million to $6.5 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 28 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.15 to $0.17.

First quarter guidance assumes that the OutStart acquisition contributes approximately $1 million to GAAP revenue, $2 million to non-GAAP revenue and has no material impact on non-GAAP operating income.

Full Year 2012*: The Company expects GAAP revenue to be $344 million to $354 million.  Excluding the GAAP adjustment to deferred revenue, the Company expects non-GAAP revenue to be $352 million to $362 million, and non-GAAP operating income to be $36 million to $40 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 28.6 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.95 to $1.07.

Full year 2012 guidance assumes that the OutStart acquisition contributes approximately $13.5 million to GAAP revenue, $17 million to non-GAAP revenue and $1.5 million to $2.0 million to non-GAAP operating income.

* Kenexa’s non-GAAP guidance excludes stock-based compensation expense, amortization of acquired intangibles, acquisition-related fees, the purchase accounting reduction for Salary.com’s and Outstart’s revenue,  and accretion associated with a variable interest entity.

Conference Call Information

Kenexa will host a conference call today, February 6, 2012, at 5:00 p.m. (Eastern Time) to discuss the Company's financial results. To access this call, dial 877-705-6003 (domestic) or 201-493-6725 (international). A replay of this conference call will be available through February 13, 2012, at 877-870-5176 (domestic) or 858-384-5517 (international). The replay passcode is 386345. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward-Looking Statements

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.  These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from acquisitions, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions.  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Kenexa believes that non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Kenexa’s financial condition and results of operations.  The Company’s management uses these non-GAAP results to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budget and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of such non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which charges are excluded from the non-GAAP financial measures.

In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results.  Kenexa urges investors and potential investors in the Company’s securities to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

We have not provided a reconciliation of forward-looking non-GAAP financial measures to the directly comparable GAAP measures because, due primarily to variability and difficulty in making accurate forecasts and projections, not all of the information necessary for a quantitative reconciliation is available to us without unreasonable efforts.

Kenexa presents the following non-GAAP financial measures in this press release: non-GAAP revenue; non-GAAP cash from operations; non-GAAP income from operations; non-GAAP net income allocable to common shareholders’; non-GAAP gross profit; non-GAAP operating margin, and non-GAAP net income per diluted share as described below.

The Company’s non-GAAP financial measures reflect the following adjustments to GAAP financial measures:

Non-GAAP revenue.  Non-GAAP revenue consists of GAAP revenue and the effect of the write down of the deferred revenue associated with purchase accounting for the Salary.com acquisition.   This effect during the three months ended December 31, 2011 was $1.3 million and is added back since the Company believes its inclusion provides a more accurate depiction of total revenue.

Share-based compensation expense.  Share-based compensation expense consists of expenses for stock options and stock awards in accordance with ASC 718. Share-based compensation was $1.8 million for the three months ended December 31, 2011 and $1.0 million for the three months ended December 31, 2010. Share-based compensation expenses are excluded in the Company’s non-GAAP financial measures because share-based compensation amounts are difficult to forecast. This is due in part to the magnitude of the charges which depends upon the volume and timing of stock option grants, which are unpredictable and can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of the Company’s common stock.  The Company believes that this exclusion provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods. The dilutive effect of all outstanding options is included in the calculation of diluted earnings per share on both a GAAP and a non-GAAP basis.

Amortization of acquired intangible assets.  In accordance with GAAP, operating expenses include amortization of acquired intangible assets which are amortized over the estimated useful lives of such assets.  Amortization of acquired intangible assets was $3.7 million for the three months ended December 31, 2011, and $3.2 million for the three months ended December 31, 2010. Amortization of acquired intangible assets is excluded from the Company’s non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Acquisition-related fees.  In accordance with ASC 805, Business Combinations, acquisition-related fees including advisory, legal, accounting and other professional fees are reported as expense in the periods in which the costs are incurred and the services are received.  Acquisition-related fees of $0.4 million for the three months ended December 31, 2011, and $3.6 million for the three months ended December 31, 2010, and include legal, travel, and other fees not expected to reoccur from the acquisitions.  Acquisition-related fees are excluded in the non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Accretion of variable interest entity.  In accordance with ASC 810, Variable Interest Entities, the Chinese joint venture is subject to periodic adjustment in its value. The accretion of the variable interest entity of $1.4 million for the three months ended December 31, 2010, is excluded in the non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Gain on sale of assets.  Proceeds totaling $0.2 for the three months ended December 31, 2011, million are excluded from the Company’s non-GAAP income from operations and non-GAAP net income allocable to common shareholders due to their infrequent and or unusual nature.  The Company believes that excluding these amounts provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods.

Non-GAAP tax.  Non-GAAP tax of $0.1 million for the three months ended December 31, 2011, is an estimated tax applied to the non-GAAP net income for purposes of determining the non-GAAP income allocable to common shareholders.  Including the amount is considered important in the determination of non-GAAP income allocable to common shareholders since it depicts a more meaningful measure of the Company’s non-GAAP results.

Taleo settlement and nonrecurring litigation charges.  For the full year 2011, settlement proceeds and nonrecurring litigation fees totaling $3.0 million and $1.4 million respectively are excluded from the Company’s non-GAAP income from operations and non-GAAP net income allocable to common shareholders due to their infrequent and or unusual nature.  The Company believes that excluding these amounts provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods.

About Kenexa

Kenexa (NYSE:KNXA) helps drive HR and business outcomes through its unique combination of technology, content and services. Enabling organizations to optimize their workforces since 1987, Kenexa’s integrated talent acquisition and talent management solutions have touched the lives of more than 110 million people. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com. Follow Kenexa on Twitter: @kenexa.

# # #

Note to editors: Trademarks and registered trademarks referenced herein remain the property of their respective owners.

Contact

MEDIA CONTACT:
Mark Derowitsch Kenexa (402) 419-5216 mark.derowitsch@kenexa.com

INVESTOR CONTACT:
Kori Doherty
             ICR
             (617) 956-6730
kdoherty@icrinc.com

Kenexa Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,459	$52,455
Short-term investments	51,807	-
Accounts receivable, net of allowance for doubtful accounts of $3,045 and $2,545	52,664	45,584
Unbilled receivables	3,385	2,782
Income tax receivable	196	2,406
Deferred income taxes	5,477	5,583
Prepaid expenses and other current assets	9,555	8,782
Total current assets	190,543	117,592

Long-term investments	9,710	-
Property and equipment, net	18,632	19,757
Software, net	27,179	21,459
Goodwill	43,265	32,935
Intangible assets, net	73,074	68,238
Deferred income taxes, non-current	35,092	35,825
Deferred financing costs, net	354	566
Other long-term assets	7,795	11,050
Total assets	$405,644	$307,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,909	$7,921
Notes payable, current	11	92
Term loan, current	5,000	5,000
Commissions payable	3,673	3,169
Accrued compensation and benefits	18,061	9,491
Other accrued liabilities	13,970	10,007
Deferred revenue	81,795	65,489
Capital lease obligations	282	271
Total current liabilities	130,701	101,440

Revolving credit line and term loan	25,000	54,500
Capital lease obligations, less current portion	218	146
Notes payable, less current portion	-	10
Deferred revenue, less current portion	7,042	10,563
Deferred income taxes	1,823	1,329
Other long-term liabilities	5,330	2,515
Total liabilities	170,114	170,503

Commitments and Contingencies

Temporary equity
Noncontrolling interest	4,990	4,052

Shareholders' equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; issued and outstanding: none	-	-
Common stock, par value $0.01; authorized 100,000,000 shares; shares issued and outstanding: 27,124,276 and 22,900,253, respectively	271	229
Additional paid-in capital	385,511	281,791
Accumulated deficit	(149,376)	(145,271)
Accumulated other comprehensive loss	(5,866)	(3,882)
Total shareholders' equity	230,540	132,867

Total liabilities and shareholders' equity	$405,644	$307,422

	Kenexa Corporation and Subsidiaries
	Consolidated Statements of Operations
	(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue:
Subscription	$54,698	$45,553	$204,230	$154,689
Other	23,545	15,487	78,709	41,664
Total revenues	78,243	61,040	282,939	196,353
Cost of revenues	32,268	21,605	112,173	68,433
Gross profit	45,975	39,435	170,766	127,920

Operating expenses:
Sales and marketing	17,041	15,637	63,394	48,177
General and administrative	12,852	15,939	53,933	48,481
Research and development	4,913	4,208	19,089	11,901
Depreciation and amortization	8,279	7,204	32,447	19,661
Total operating expenses	43,085	42,988	168,863	128,220
Income (loss) from operations	2,890	(3,553)	1,903	(300)
Interest (expense) income, net	(850)	(341)	(1,575)	14
Gain (loss) on change in fair market value of investments, net	147	-	(244)	(379)
Income (loss) before income taxes	2,187	(3,894)	84	(665)
Income tax expense	(1,783)	(1,438)	(3,955)	(2,344)
Net income (loss)	$404	$(5,332)	$(3,871)	$(3,009)
Loss (income) allocated to noncontrolling interest	203	(144)	(234)	(550)
Accretion associated with variable interest entity	-	(1,393)	(3,159)	(2,202)
Net income (loss) allocable to common shareholders'	$607	$(6,869)	$(7,264)	$(5,761)
Basic net income (loss) per share	$0.02	$(0.30)	$(0.28)	$(0.25)
Diluted net income (loss) per share	$0.02	$(0.30)	$(0.28)	$(0.25)

Weighted average common shares - basic	27,073,137	22,769,802	25,524,227	22,645,286
Weighted average common shares - diluted	27,915,541	22,769,802	25,524,227	22,645,286

Kenexa Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited and in thousands, except for per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue and Gross Profit:
GAAP subscription revenue	$54,698	$45,553	$204,230	$154,689
Deferred revenue associated with acquisition	1,337	3,065	8,146	3,065
Non-GAAP subscription revenue	56,035	48,618	212,376	157,754
Other revenue	23,545	15,487	78,709	41,664
Non-GAAP revenue	$79,580	$64,105	$291,085	$199,418

GAAP cost of revenues	$32,268	$21,605	$112,173	$68,433
Share-based compensation expense	65	43	252	238
Acquisition-related fees	-	151	-	151
Cost of revenue adjustment	65	194	252	389
Non-GAAP gross profit	$47,377	$42,694	$179,164	$131,374

Expenses:
GAAP operating expenses	$43,085	$42,988	$168,863	$128,220
Share-based compensation expense	(1,711)	(921)	(6,117)	(4,304)
Amortization of acquired intangibles	(3,696)	(3,243)	(14,381)	(5,753)
Acquisition-related fees	(400)	(3,491)	(559)	(4,436)
Litigation-related fees	-	-	(1,416)	-
Taleo settlement	-	-	3,000	-
Gain on sale of asset	197	-	197	-
Total operating expense adjustment	(5,610)	(7,655)	(19,276)	(14,493)
Non-GAAP operating expenses	$37,475	$35,333	$149,587	$113,727

Results:
GAAP income (loss) from operations	$2,890	$(3,553)	$1,903	$(300)
Deferred revenue associated with acquisition	1,337	3,065	8,146	3,065
Cost of revenue adjustment	65	194	252	389
Operating expense adjustment	5,610	7,655	19,276	14,493
Non-GAAP income from operations	$9,902	$7,361	$29,577	$17,647

GAAP net income (loss) allocable to common shareholders	$607	$(6,869)	$(7,264)	$(5,761)
Deferred revenue associated with acquisition	1,337	3,065	8,146	3,065
Cost of revenue adjustment	65	194	252	389
Operating expense adjustment	5,610	7,655	19,276	14,493
Accretion associated with variable interest entity	-	1,393	3,159	2,202
Non-GAAP net income allocated to common shareholders'	$7,619	$5,438	$23,569	$14,388
Non-GAAP estimated income tax: 20%	(97)	-	(1,400)	-
Non-GAAP net income allocated to common shareholders	$7,522	$5,438	$22,169	$14,388

GAAP basic net income (loss) per share	$0.02	$(0.30)	$(0.28)	$(0.25)
Non-GAAP basic net income per share	$0.28	$0.24	$0.87	$0.64

GAAP diluted net income (loss) per share	$0.02	$(0.30)	$(0.28)	$(0.25)
Non-GAAP diluted net income per share	$0.27	$0.23	$0.84	$0.62

Weighted average shares - basic	27,073,137	22,769,802	25,524,227	22,645,286
Dilutive effect of options and restricted stock	842,404	933,053	904,468	604,379
Weighted average shares - diluted	27,915,541	23,702,855	26,428,695	23,249,665

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Classification of non-GAAP measures:	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Gross profit	$45,975	$39,435	$170,766	$127,920
Add: share-based compensation expense	65	43	252	238
Add: acquisition related fees	-	151	-	151
Add: deferred revenue associated with acquisition	1,337	3,065	8,146	3,065
Non-GAAP gross profit	$47,377	$42,694	$179,164	$131,374

Sales and marketing	$17,041	$15,637	$63,394	$48,177
Less: share-based compensation expense	(264)	(128)	(972)	(904)
Less: acquisition-related fees	(400)	(595)	(402)	(795)
Non-GAAP sales and marketing	$16,377	$14,914	$62,020	$46,478

General and administrative	$12,852	15,939	$53,933	$48,481
Less: share-based compensation expense	(1,311)	(681)	(4,646)	(2,934)
Less: acquisition-related fees	-	(2,678)	(157)	(3,423)
Less: litigation-related fees	-	-	(1,416)	-
Add: Taleo settlement	-	-	3,000	-
Add: gain on sale of asset	197	-	197	-
Non-GAAP general and administrative	$11,738	$12,580	$50,911	$42,124

Research and development	$4,913	$4,208	$19,089	$11,901
Less: share-based compensation expense	(136)	(112)	(499)	(466)
Less: acquisition-related fees	-	(218)	-	(218)
Non-GAAP research and development	$4,777	$3,878	$18,590	$11,217

Kenexa Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2011	2010
	(unaudited)
Cash flows from operating activities
Net loss from operations	$(3,871)	$(3,009)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,447	19,661
Loss on disposal of property and equipment	189	153
Amortization of bond premium	721	-
Realized loss on available-for-sale securities	124	483
Gain on change in fair market value of ARS and put option, net	-	(3)
Share-based compensation expense	6,369	4,542
Amortization of deferred financing costs	212	45
Bad debt expense	742	890
Deferred income tax (benefit) expense	(273)	2,647
Changes in assets and liabilities, net of business combinations
Accounts and unbilled receivables	(7,598)	(9,225)
Prepaid expenses and other current assets	(439)	58
Income taxes receivable	2,211	(707)
Other long-term assets	2,403	(831)
Accounts payable	(227)	(3,678)
Accrued compensation and other accrued liabilities	6,512	739
Commissions payable	505	2,281
Deferred revenue	12,579	12,097
Other liabilities	2,738	(249)
Net cash provided by operating activities	55,344	25,894

Cash flows from investing activities
Capitalized software and purchases of property and equipment	(23,524)	(16,709)
Purchases of available-for-sale securities	(88,432)	(7,653)
Sales of available-for-sale securities	26,070	23,054
Sales of trading securities	-	15,291
Acquisitions and variable interest entity, net of cash acquired	(22,432)	(77,371)
Cash released from escrow for acquisitions	-	250
Net cash used in investing activities	(108,318)	(63,138)

Cash flows from financing activities
Borrowings under revolving credit line and term loan	3,000	59,500
Repayments under revolving credit line	(32,500)	(2,525)
Repayments of notes payable	(82)	(77)
Repayments of capital lease obligations	(493)	(232)
Deferred financing costs	-	(611)
Purchase of additional interest in variable interest entity	(2,468)	(31)
Proceeds from common stock issued through Employee Stock Purchase Plan	545	400
Net proceeds from option exercises	8,927	3,927
Net proceeds from public offering	91,423	-
Net cash provided by financing activities	68,352	60,351

Effect of exchange rate changes on cash and cash equivalents	(374)	127

Net increase in cash and cash equivalents	15,004	23,234
Cash and cash equivalents at beginning of year	52,455	29,221
Cash and cash equivalents at end of year	$67,459	$52,455

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest expense	$1,568	$337
Income taxes	$4,517	$1,298
Income taxes refunded	$4,741	$1,803

Noncash investing and financing activities
Capital lease obligations incurred	$568	$154